                                               Independent Auditors' Consent

The Plan Administrator
Acxiom Corporation Retirement Savings Plan:

We consent to incorporation by reference in registration statements Nos. 333-72009, 333-81211, 333-49740, 333-55814, and
333-88376 on Form S-3 and Nos. 33-17115, 33-37610, 33-42351, 333-72310, 33-72312, 33-63423, 333-03391, 333-40114,
333-57470, and 333-68620 on Form S-8 of Acxiom Corporation of our report dated May 16, 2003, with respect to the statements of net assets available for benefits of Acxiom Corporation Retirement Savings Plan as of December 31, 2002 and
2001, the related statement of changes in net assets available for benefits for the year ended December 31, 2002, and the related supplemental schedules, which report appears in the December 31, 2002 annual report on Form 11-K of Acxiom
Corporation Retirement Savings Plan.

                                                         KPMG LLP

Dallas, Texas
June 25, 2003